Exhibit 10.11

VERTEX INC. & SUBSIDIARIES

2018 LONG-TERM REWARDS PLAN

For Performance Periods Beginning on and after January 1, 2018

I.             Introduction

This 2018 Long-Term Rewards Plan (the “Plan” or “LTRP”) is effective for awards made under it solely for performance periods beginning on and after January 1, 2018.  The Company’s Long-Term Incentive Plan adopted in 2010 will continue to govern awards made under it prior to January 1, 2018.

The purpose of the Plan is to advance the interests of Vertex, Inc. (the “Company”), and to increase shareholder value by providing key employees of the Company and its subsidiaries, consistent with the Company’s compensation philosophy, with incentive compensation that will:

•              Align the long term interests of participants with those of shareholders

•              Provide competitive compensation opportunities for key managers

•              Support attracting and retaining talented individuals

The Plan is a multi-year performance plan under which the Compensation Committee of the Company’s Board of Directors (the “Committee”) may grant incentive compensation in the form of awards, to be settled in cash to the extent earned and payable after a specified performance period (each such grant, an “Award”).

II.            General

No portion of any Award shall be deemed earned until it has been calculated and becomes payable, at the end of the applicable performance period or otherwise, as provided in and subject to the terms and conditions of the Plan.

Unless otherwise specified by the Committee, the Company’s annual audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America or such other accounting principles as may be required or permitted by the Financial Accounting Standards Board, shall be the sole and conclusive source of information concerning the Company’s financial condition and results of operations for all purposes under the Plan; provided, however, that the characterization of revenue as Predictable Revenue or Less-Predictable Revenue shall be made by the Committee, in its discretion.

III.          Key Employees

Awards under the Plan for a performance period may be made to key employees of the Company or of any subsidiary of the Company who are recommended for participation by the Chief Executive Officer (CEO) and approved by the Committee.  The Committee may also grant Awards for a performance period under the Plan to employees who are hired or promoted after the beginning of that performance period.  Any recommendation to grant an Award to such a new or promoted employee after the beginning of a performance period shall be submitted by the CEO to the Committee. The Award granted to such new or promoted employee shall become effective on the first day of a calendar quarter to be specified by the Committee. The “Target Award” (as hereinafter defined)

for each such new or promoted employee shall be prorated based on the percentage of full calendar quarters remaining in the performance period from the Award’s effective date.  Individuals who terminate employment and are later rehired by the Company or a subsidiary of the Company will be treated the same as new hires.

IV.          Awards

January 1 of each year the Plan is in effect shall begin a new multi-year performance period, the duration of which shall be determined by the Committee.  Unless otherwise specified by the Committee, in its discretion, a performance period shall consist of three consecutive calendar years.

For each performance period for which Awards are granted, the Committee shall determine the “Target Amounts,” “Performance Metrics,” “Percentage Metric Weighting Allocation,” “Minimum Growth Target Percentages” and the “Minimum Growth Performance Threshold” (all as hereinafter defined), which are referred to as the “Award Factors.”  The Award Factors shall be used to calculate the amount payable pursuant to an Award for that performance period.

The Award Factors applicable to Awards granted with respect to a performance period will be established by the Committee within ninety days following the start of the performance period and communicated to Plan participants.

The Award Factors established by the Committee for a performance period will remain in effect for the entire performance period, unless the Committee determines that one or more of such Award Factors, with respect to any Award granted for such performance period, should be modified based upon changes to the Company’s business, or such other factors as the Committee, in its sole discretion, determines warrant such a modification.  The Committee shall communicate a modification to an Award Factor for a performance period to Plan participants who are affected by such modification within thirty days of the Committee’s determination to make such modification.

Each Award under the Plan shall be made by the Committee to a key employee recommended by the CEO as provided in Section III, above, and shall specify the following:

Employee’s name

Performance period for the Award

Employee’s Target Award

Performance Metrics

Performance Metric Weighting Allocation

Minimum Growth Target Percentages

Minimum Growth Performance Thresholds

Minimum Performance Payout Percentages and Maximum Performance Payout Percentages

An employee’s “Target Award” for a performance period shall be a dollar amount equal to a percentage of the employee’s base salary in effect as of the first day of the first year of the performance period (or, if the employee is a newly hired, promoted or rehired employee who is granted an Award after the start of the performance period, the employee’s annual base salary in effect when the Award becomes effective).

Target Awards shall be determined in the discretion of the Committee on the basis of the Company’s long-term-reward compensation philosophy and an assessment of each participant’s contributions and future potential.  A Target Award (subject to proration, if any, as provided in Section VI.a, below) shall be used to calculate the employee’s Award for a performance period following the end of the performance period.

If an Award is made to a member of the Company’s Corporate Leadership Team or any successor team or similar group as may be identified by the Committee, and thereafter during the performance period to which the Award applies that individual for any reason ceases to be a member of such team but remains an employee of the Company, the Committee shall have the right to reduce such individual employee’s Target Award for such performance period, on a prorated basis or otherwise, in such a fashion and to such extent as the Committee, in its sole discretion, deems appropriate under the circumstances.

In granting an Award under the Plan to any employee of a subsidiary that is a foreign entity, the Committee may, but need not, impose such additional terms and conditions, including but not limited to requirements with respect to deductions and other withholdings, as it, in its discretion, deems advisable.

V.            Calculation and Payment of Awards

a.                                      Performance Metrics

The “Performance Metrics” for each performance period are key strategic measures tied to the consolidated performance of the Company for the performance period.  The Committee may establish different Performance Metrics for each performance period.

Unless otherwise specified by the Committee, the Performance Metrics shall be the Company’s consolidated:

1.                                      Predictable Revenue

2.                                      Less-Predictable Revenue

3.                                      Pre-tax Net Income

4.                                      Net ACFO

For the purposes of the Plan:

“Predictable Revenue” means revenue of the Company and its subsidiaries, which as determined in the sole discretion of the Committee, is highly predictable and primarily relates to core, in-market solutions that have a relatively expected churn/non-renewal pattern based on historical experience.

“Less-Predictable Revenue” means revenue of the Company and its subsidiaries, which as determined in the sole discretion of the Committee, is from strategic investments that do not have a historical pattern of predictability and thus have a higher level of unproven assumptions that are being used to project future revenue performance.  This type of revenue would generally relate to solutions that are in the early adopter life cycle or require significant investment to build out solution capabilities to address minimum required market demands.

“Pre-Tax Net Income” means total revenue minus the costs of doing business such as depreciation, interest and other expenses, but without reduction for federal, state, local or foreign income taxes, as reflected in the Company’s annual audited consolidated financial statements.

“Net ACFO” means, for a performance period, net adjusted cash from operations comprised of the net cash provided by the operating activities of the Company and its subsidiaries, less cash used in investing activities for (i) purchases and capitalized property and equipment and (ii) capitalized software additions, all as reflected in the comparative statements of cash flow constituting part of the Company’s annual audited consolidated financial statements.

b.                                      Performance Metric Weighting Allocation

The “Performance Metric Weighting Allocation” is a fraction or a percentage used to weight each Performance Metric for a performance period.  Unless otherwise established by the Committee, in its sole discretion, the Pre-tax Net Income and Net ACFO Performance Metrics shall each be weighted one-third, and the Predictable Revenue and Less-Predictable Revenue Performance Metrics shall be weighted one-third in the aggregate.  In setting the Performance Metric Weighting Allocation for a performance period, the Committee shall determine a percentage split between Predictable Revenue and Less-Predictable Revenue (for example, if Predictable Revenue is 80% of the aggregate Performance Weighting Allocation, Less-Predictable Revenue will be 20% of the aggregate Performance Weighting Allocation).

c.                                       Minimum Growth Target Percentages; Minimum Growth Performance Thresholds; Minimum Performance Payout Percentages and Maximum Performance Payout Percentages

The Committee shall set a “Minimum Growth Target Percentage” for each Performance Metric for each performance period, which unless otherwise established by the Committee, in its sole discretion, shall be between 75% and 100%, and on the basis of such Minimum Growth Target Percentage, the Committee shall determine for such Performance Metric for such performance period (i) a Minimum Growth Performance

Threshold and (ii) a Minimum Performance Payout Percentage and a Maximum Performance Payout Percentage.

(i) The “Minimum Growth Performance Threshold” for a Performance Metric for a performance period is a dollar amount calculated as follows:

(A) Determine the dollar amount of the anticipated increase in the Performance Metric from the Base Year to the third year of the performance period, as reflected in the five-year financial pro forma projections prepared by Company management, as in effect as of the last day of the Base Year (the “Year 3 Target Performance Amount”).  The “Base Year” with respect to any performance period means the calendar year ended immediately prior to the beginning of the performance period.

(B) Multiply the dollar amount determined under Section V.c.(i)(A) for a Performance Metric by the Minimum Growth Target Percentage for such Performance Metric.

(C) Add the dollar amount determined under Section V.c.(i)(B) for a Performance Metric to the Base Year dollar amount of such Performance Metric.

(ii)  The “Minimum Performance Payout Percentage” and the “Maximum Performance Payout Percentage” for a Performance Metric for a performance period shall be determined as follows:

(A)  Divide the dollar amount of the Minimum Growth Performance Threshold for such Performance Metric by the dollar amount of the Year 3 Target Performance Amount of such Performance Metric, with the resulting amount expressed as a percentage.

(B)  The percentage determined under Section V.c.(ii)(A) is compared to the Performance Payout Charts that are attached to the Plan as Exhibit A.  The Performance Payout Chart that includes such percentage establishes the Minimum Performance Payout and the Maximum Performance Payout Percentage (such Performance Payout Chart being referred to as the “Applicable Performance Metric Payout Chart” for such Performance Metric).

d.                                      Payment Threshold

The “Payment Threshold” for a performance period means the Company’s achievement of at least ninety percent (90%) of the consolidated Pre-tax Net Income budgeted for the last calendar year of such performance period in the final annual budget approved by the Company’s Board of Directors for such calendar year.  Unless the Payment Threshold for a performance period is satisfied, no Awards shall be payable for such performance period.

e.                                       Determination of Awards

Upon receipt of the Company’s audited annual consolidated financial statements for the last calendar year of each performance period during which the Payment Threshold is satisfied, but in no event later than 120 days following the end of the performance period, the Company shall determine the amounts of the Awards payable to the employees who were granted for that performance period and who, pursuant to the terms and conditions of the Plan, are eligible for a payment of the Award for such performance period.

Subject to the terms and conditions of the Plan, including Section VI, a participant’s Award for a performance period shall be calculated as follows:

(i)  The Committee shall divide the dollar amount of each Performance Metric as of the last day of the performance period by the Year 3 Target Performance Amount for such Performance Metric, with the resulting amount expressed as a percentage.

(ii)  For each Performance Metric for which the percentage determined under Section V.e.(i) is greater than zero, the corresponding payout percentage on the Applicable Performance Payout Chart for such Performance Metric for the percentage determined under Section V.e(i) shall be multiplied by the Performance Metric Weighting Allocation for such Performance Metric (expressed as a percentage), and the product of such percentages shall be multiplied by the dollar amount of the participant’s Target Award for such performance period.

(iii)  A participant’s Award for a performance period shall equal the sum of the dollar amounts, if any, determined under Section V.e(ii) for each of the Performance Metrics for such performance period.

f.                                        Forfeiture Pursuant to Annual Performance Review Process

Notwithstanding any other provision in the Plan to the contrary, if a participant receives a final rating of “Does Not Meet” or two consecutive final ratings of “Usually Meets” through the annual performance review process (or reasonably similar ratings under any replacement individual performance review process that might be adopted by the Company) at any time during or with respect to any portion of a performance period, the participant shall forfeit, and have no further rights to, any Award under the Plan for that performance period.  Such employee shall be treated as a new hire for purposes of re-entry into the Plan at a later date.

VI.          Termination of Employment

a.             Disability, Death, Retirement or Termination without Cause

If a participant’s employment is terminated during a performance period by (i) “Disability” (as defined below) or death, (ii) “Retirement” (as defined below), or (iii) his or her involuntary termination without “Cause” (as defined below), and Awards for the performance period are payable pursuant to Section V.d, the Company shall pay to such participant (or his or her beneficiary or guardian, as applicable), following the end of the performance period, his or her Award, if any, calculated in accordance with Section V.e and prorated based on the number of full calendar quarters in the performance period in which he or she had been an employee during the performance period, as compared to the total number of calendar quarters in the performance period.  If a participant’s employment is terminated after the end of a performance period by Disability, death, Retirement, or involuntary termination without Cause, and the participant is otherwise entitled to payment of an Award for that performance period but Awards for that performance period have not yet been paid, the Company shall pay to the participant (or his or her beneficiary or guardian, as applicable) an Award in an amount equal to the amount, if any, he or she would have received had the participant’s employment not been so terminated.

Awards payable under this Section VI.a will be paid to the participant (or his or her beneficiary or guardian, as applicable) on the same date as all other Awards for such performance period are paid.

For the purposes of the Plan:

(i) “Disability” shall mean an illness or injury which entitles an employee to receive full long-term disability benefits under the Company’s group long-term disability plan.  At any time that the Company does not maintain a long-term disability plan or if the employee is not covered by such plan, “Disability” shall mean the inability of the employee, as determined by the Committee, to substantially perform the essential functions of the employee’s regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months.

(ii) “Retirement” shall mean an employee’s voluntary termination of employment after reaching age 65 (or such earlier age as may have been agreed to in writing by the Committee prior to the start of the applicable performance period).

b.             Other Terminations

If a participant either voluntarily terminates employment (other than by Retirement) or is terminated for Cause at any time during or after a performance period (prior to the date an Award with respect to such performance period would be payable to such participant), the participant shall (i) thereby forfeit, and have no rights with respect to, any Award or other amount payable hereunder that may be or become payable for that performance period, at the end of the performance period or otherwise, and (ii) thereafter not be deemed an eligible participant under the Plan for any purpose.

For purposes of the Plan, “Cause” means, unless otherwise defined in a participant’s employment agreement (in which case, such definition shall control):  (i) conviction of a felony or entering of a plea of nolo contendere for a crime involving an act of fraud, dishonesty or moral turpitude, (ii) violation of any non-competition, non-solicitation or similar restriction to which the participant is subject, (iii) material violation of any non-disclosure restrictions to which the participant is subject, (iv) breach of any provision of the participant’s employment agreement, if applicable, (v) failure to comply with a reasonable directive of the Board of Directors or the President of the Company, (vi) failure to comply with any material written policy of the Company or any subsidiary of the Company, (vii) commission of an act of fraud, misappropriation of funds or embezzlement in connection with the participant’s employment, or (viii) commission of an act of gross malfeasance or gross negligence causing a material injury to the property or the business of the Company; provided, that if the Company’s Board of Directors determines that a breach or failure described in clauses (iv), (v) and (vi) is reasonably susceptible of being cured, and if within fifteen (15) days of the Company providing notice of such right to cure, the participant has fully cured such breach or failure, such breach or failure shall not constitute Cause.

c.             Subsequent Determination of Cause

If, within ninety (90) days subsequent to a participant’s termination of employment for any reason other than by the Company for Cause, the Company determines that such participant’s employment could have been terminated for Cause, the participant’s employment will be deemed to have been terminated for Cause, and the participant (i) shall not be entitled to any payments under the Plan and (ii) shall be required to disgorge to the Company any amounts received pursuant to the Plan.

VII.         Plan Authority

The Plan has been approved by the Board of Directors and is administered by the Committee.  The Committee has full power and authority to interpret and administer the Plan and to prescribe, amend and rescind rules and regulations necessary or appropriate for the administration of the Plan, and to make such other determinations and take such other actions in regard to the Plan, or Awards granted under the Plan, as it deems necessary or advisable.  Any action authorized or directed under the Plan to be taken by the Committee may also be taken by the Company’s Board of Directors.  Any interpretation of the Plan or any interpretation of any agreements or documents prepared in connection with the Plan by the Committee or by the Company’s Board of Directors and any determination or decision by the Committee or by the Company’s Board of Directors regarding the administration of the Plan shall be final, conclusive and binding upon all parties.

To the extent any amount payable under the Plan is deferred compensation subject to section 409A of the Internal Revenue Code, the provisions of the Plan applicable to such amount shall be construed and interpreted in accordance with the requirements of such section in order to avoid the imposition of additional tax under such section.

The Committee and the Company’s Board of Directors reserve the right, in their absolute discretion, to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which an Award will be paid, including (without limitation) upon a change in control of ownership of the Company or a sale of the Company’s assets.

In the event of the Plan’s termination prior to the payment of an Award, such Award will cease to be payable.  Such discretion may be exercised any time before, during and after the performance period with respect to which the Award was granted.  No participant shall have any right to receive any payment until actual delivery of such payment.

Subject to section 409A of the Internal Revenue Code, the Committee and the Company’s Board of Directors, in their absolute discretion, may accelerate or otherwise change the time in which an Award may be become payable and to waive any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to payment of an Award following termination of any participant’s employment.

VIII.       Timing of Payment

Final performance determination will be made as soon as administratively practical upon receipt of the Company’s  audited annual financial statements for the last calendar year of any performance period during which the Payment Thresholds is met, but in no event later than 120 days following the end of the performance period.

IX.          Method of Payment

All Awards under the Plan will be paid as a lump-sum cash payment through the Company’s normal payroll procedures.  The Company shall be entitled to withhold or deduct from any payment of an Award hereunder all amounts that may be required to be withheld or deducted under the U.S. Internal Revenue Code or regulations promulgated thereunder, or under any other laws or regulations, whether U.S. or foreign, applicable to such payment.

X.            Governing Document

If any of the terms of the Plan relating to payments made in the event of a termination of employment conflict with any other agreement to which the employee is subject, the terms of the Plan shall control.

XI.          Limitation of Liability; Indemnification

To the maximum extent permitted by law, no member of the Committee or the Company’s Board of Directors shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

To the maximum extent permitted by law, the members of the and Committee and the Company’s Board of Directors shall be indemnified by the Company in respect of all their activities under the Plan undertaken in good faith.

XI.          Beneficiary Designation

Each employee shall designate the person(s) as the beneficiary(ies) to whom any amounts payable under the Plan shall be paid in the event of the employee’s death prior to such payment.  Each beneficiary designation shall be substantially in the form set forth in Appendix A attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.  An employee may change his or her beneficiary designation without the consent of any previously designated beneficiary by filing a new beneficiary designation with the Committee.  The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.  If the employee fails to designate a beneficiary or the designated beneficiary predeceases the employee, any amounts payable shall be paid to the employee’s surviving spouse, or if the employee has no surviving spouse, to the employee’s estate.

XII.        Payment to Guardian

If an award is payable under the Plan to a minor, a person declared incompetent or a person incapable of handling the disposition of property, the Committee may direct the payment of such award to the guardian, legal representative or person having the care and custody of the minor, incompetent or incapable person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as the Committee may deem appropriate prior to the payment.  The payment shall completely discharge the Committee, the Board of Directors and the Company from all liability with respect to the award payment.

APPENDIX A

VERTEX, INC. & SUBSIDIARIES

2018 LONG-TERM REWARDS PLAN

BENEFICIARY DESIGNATION FORM

This form is for your use under the Vertex Inc. & Subsidiaries 2018 Long-Term Rewards Plan (the “Plan”) to name a beneficiary for the award that may be paid to you under the Plan.  You should complete two copies of the form, sign and date them, and deliver both copies to Human Resources. Human Resources will return one copy to you signed and dated by Vertex, Inc. (“Vertex”).

*          *          *          *

I understand that in the event of my death before I receive payment of an Award to which I am entitled under the terms of the Plan, the Award will be paid to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate.  I further understand that the last beneficiary designation filed by me during my lifetime and accepted by Vertex cancels all prior beneficiary designations previously filed by me under the Plan.

I hereby state that                              [insert name], residing at                                                                  [insert address], whose Social Security number is                   , is designated as my beneficiary.

Signature of Participant	Date

Name of Participant (please print)

ACCEPTED:

VERTEX, INC.

By:

Date